THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO REGISTRATION UNDER THE U.S. SECURITIES ACT, OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND, IN EACH CASE, IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE OF EXEMPTION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.
WARRANT TO PURCHASE
CLASS E SUBORDINATE VOTING SHARES OF ACREAGE HOLDINGS, INC.
Certificate Number:             W-2024-[]
Face Value:                US$[] [
THIS IS TO CERTIFY THAT for valuable consideration received by the undersigned, [Name, Address of Holder] (the “Holder”) is the registered holder of the number of Class E subordinate voting shares purchase warrants (each a “Warrant”) to be determined in accordance with Section 2 of Appendix A hereof, being the quotient obtained by dividing US$[] by the Exercise Price (as defined in Appendix A hereof). Each Warrant shall entitle the Holder to subscribe for and purchase, subject to the terms hereof, one Class E subordinate voting share (a “Share”) in the capital of Acreage Holdings, Inc. (the “Company”) at the Exercise Price at any time and from time to time from the Transaction Date until Expiry Date, all subject to adjustment as hereinafter provided in this warrant certificate, including for greater certainty the Appendices hereto (the “Warrant Certificate”). The Warrants will become void and the unexercised portion of the subscription rights represented by this Warrant Certificate will expire and terminate on the Expiry Date.
Unless otherwise specified in this Warrant Certificate, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
These Warrants do not entitle the Holder to any rights or interest whatsoever as a shareholder of the Company or any other rights or interests except as expressly provided in this Warrant Certificate.
If this Warrant Certificate or any replacement hereof becomes stolen, lost, mutilated or destroyed, the Company shall, on such terms as it may in its discretion impose, acting reasonably, issue and deliver a new certificate, in form identical hereto but with appropriate changes, representing any unexercised portion of the subscription rights represented hereby to replace the certificate so stolen, lost, mutilated or destroyed.
By acceptance hereof, the Holder hereby represents and warrants to the Company that the Holder is acquiring these Warrants as principal for its own account and not for the benefit of any other person.
This Warrant Certificate shall enure to the benefit of, and shall be binding upon, the Holder and the Company and their respective successors.

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be issued under the signature of a properly authorized officer of the Company.
DATED as of the day of June, 2024.

ACREAGE HOLDINGS, INC.

By:
Authorized Signatory

APPENDIX A
Additional Terms and Conditions of this Warrant Certificate
1.Definitions: For the purposes of this Warrant, unless there is something in the subject matter or context inconsistent therewith, the words and terms defined below shall have the respective meanings specified therefor in this Section 1:
(a)“Adjustment Period” means the period commencing on the Transaction Date and ending on the Expiry Date;
(b)“Business Day” means a day, other than a Saturday, a Sunday or a day on which chartered banks are not open for business in Toronto, Ontario or New York, New York;
(c)“Canopy” means Canopy Growth Corporation, a corporation organized under the federal laws of Canada;
(d)“Canopy Shares” means common shares in the capital of Canopy as constituted on the date hereof;
(e)“Canopy USA” means Canopy USA, LLC, a limited liability company existing under the laws of State of Delaware;
(f)“Common Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire, at any time, Fixed Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is, at any time, convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Fixed Shares or other securities that entitle the holder to receive, directly or indirectly, Fixed Shares;
(g)“Convertible Security” means a security convertible into or exchangeable for Shares;
(h)“Current Market Price” of the Shares at any date means the VWAP during the period of any 30 consecutive trading days ending not more than five (5) Business Days before such date; provided that if the Shares are not then listed on any Exchange, then the Current Market Price shall be determined by such firm of independent chartered accountants as may be selected by the Company, acting reasonably, the reasonable fees and expenses of which shall be paid by the Company;
(i)“director” means a director of the Company for the time being and, unless otherwise specified herein, a reference to action “by the directors” means action by the directors of the Company as a board or, whenever empowered, action by any committee of the directors of the Company;
(j)“Exchange” means the Canadian Securities Exchange or such other principal stock exchange on which the Shares are listed and posted for trading, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;
(k)“Exercise Price” means the Exchange Ratio (as such term is defined in the Fixed Share Arrangement Agreement) as the same shall be adjusted pursuant to the Fixed Share Arrangement multiplied by the Fair Market Value (as such term is defined in the Fixed Share Arrangement Agreement) of the Canopy Shares on the Business Day prior to the closing of the Transaction; provided, however, that in the event that the Put Right is exercised, the Exercise Price shall be not less than US$0.375;
(l)“Expiry Date” means June 5, 2029;
(m)“Fixed Share Arrangement” means an arrangement under Section 288 of the Business Corporations Act (British Columbia) on the terms and subject to the conditions set out in the Fixed Share Arrangement Agreement, which became effective on September 23, 2020;
(n)“Fixed Share Arrangement Agreement” means the arrangement agreement dated as of April 18, 2019, as amended on May 15, 2019, September 23, 2020 and November 17, 2020, between Canopy and the Company, including the schedules and exhibits thereto, as the same may be further amended, supplemented or restated;
(o)“Put Agreement” means the put agreement among the Holder and Canopy USA dated as of the date of issue of this Warrant Certificate;
(p)“Put Notice Date” means the date that Canopy USA and the Company receives a Put Notice pursuant to and in accordance with the terms of the Put Agreement;
(q)“Put Notice” means a notice delivered by the Holder to Canopy USA and the Company in accordance with the terms of the Put Agreement;
(r)“Put Right” has the meaning ascribed thereto in the Put Agreement;
(s)“trading day” with respect to an Exchange means a day on which such Exchange is open for business;
(t)“Transaction” means the acquisition by Canopy or Canopy USA of the issued and outstanding Shares pursuant to and in accordance with the Fixed Share Arrangement;
(u)“Transaction Date” means the date that Canopy or Canopy USA, as the case may be, acquires of all of the issued and outstanding Shares in accordance with the Fixed Share Arrangement; and
(v)“VWAP” means the volume weighted average trading price of the Shares on the Exchange, calculated by dividing the total value by the total volume of Shares traded for the relevant period.
2.Number of Warrants: The number of warrants represented by this Warrant Certificate shall be the quotient obtained by dividing US$[] by the Exercise Price, subject to adjustment in accordance with the terms hereof. For clarity and notwithstanding anything to the contrary contained herein, in the event that the Transaction Date does not occur prior to the Expiry Date, the Warrants will become void and the subscription rights represented by this Warrant Certificate will expire and terminate on the Expiry Date.
3.Partial Exercise: The Holder may subscribe for and purchase less than the full number of Shares which the Holder is entitled to purchase hereunder on delivery of this Warrant Certificate. In the event that the Holder subscribes for and purchases less than the full number of Shares entitled to be subscribed for and purchased under this Warrant Certificate prior to the Expiry Date, the Company shall issue a new Warrant Certificate to the Holder in the same form as this Warrant Certificate representing the right to purchase Shares not previously purchased with appropriate changes.

4.Exercise Mechanics:
(1)Generally. The Warrants may be exercised by the Holder in whole or in part, at any time or times on or after the Transaction Date and on or before the earlier of Expiry Date by surrender or delivery, as applicable, to the Company: (a) this Warrant Certificate, together with (b) a duly completed and executed subscription form in the form attached as Appendix B to this Warrant Certificate (the “Subscription Form”), and (c) payment in full of the Exercise Price in respect of the Shares subscribed for by certified cheque, bank draft or money order in lawful money of the United States payable to the Company or by transmitting same day funds in lawful money of the United States by wire to such account as the Company shall direct the Holder.
(2)Exercise. On the date upon which the Company receives this Warrant Certificate, the subscription form, and payment as aforesaid (the “Exercise Date”), the Shares subscribed for shall be deemed to be issued as fully paid and non-assessable shares and the Holder shall be deemed for all purposes to be the holder of record of the number of Shares to be so issued, unless the transfer books of the Company shall be closed on such Exercise Date, in which event the Shares so subscribed for shall be deemed to be issued, and the Holder shall be deemed to have become the holder of record of such Shares, on the date on which such transfer books are reopened.
5.Delivery of Shares: On or before the second trading day following the date of exercise as aforesaid (such date, the “Share Delivery Date”), the Company shall cause to be delivered to the Holder, by the Share Delivery Date, a DRS advice statement(s) or certificate(s) evidencing such Shares subscribed for and purchased by the Holder hereunder affixed with all required legends, and a replacement Warrant Certificate. The Company and the Holder agree that the delivery requirement described in the preceding sentence may be satisfied by either: (i) physical delivery of certificate(s) to the address specified in the Subscription Form, or (ii) electronic delivery of DRS advice statement(s) to the e-mail address specified in the Subscription Form.
6.No Fractional Shares: The Company shall not be required to issue fractional Shares upon the exercise of the Warrants evidenced hereby. If any fractional interest in a Share would be deliverable upon the exercise of the Warrants evidenced hereby, the Company shall, in lieu of delivering any certificate for such fractional interest, satisfy such fractional interest by rounding down the number of Shares issuable upon the exercise of the Warrants to the nearest whole number.
7.Covenants, Representations and Warranties: The Company hereby covenants and agrees that it is authorized to issue and that it will cause the Shares from time to time subscribed for and purchased in the manner provided in this Warrant Certificate and the certificate or certificates representing such Shares to be issued and that prior to the Expiry Date, it will reserve and there will remain unissued, out of the authorized capital of the Company, a sufficient number of Shares to satisfy the right of purchase provided in this Warrant Certificate, as such right of purchase may be adjusted pursuant to Section 9 hereof.
The Company hereby represents and warrants that all Shares which are issued upon the exercise of the right of purchase provided in this Warrant Certificate, upon full payment of the Exercise Price therefor, shall be and be deemed to be fully paid and non-assessable Shares, free from all taxes, liens and charges with respect to the issue thereof.
The Company hereby represents and warrants that this Warrant Certificate is a valid and enforceable obligation of the Company, enforceable in accordance with the provisions of this Warrant Certificate.
The Company further covenants that its issuance of this Warrant Certificate shall constitute full authority to its officers who are charged with the duty of issuing the necessary Shares upon the exercise of the purchase rights under this Warrant Certificate. Each of the Company and the Holder will take all such reasonable actions as may be necessary to assure that such Shares may be issued as provided herein without violation of any applicable law or regulation to which such party is subject, as applicable, or of any requirements of the Exchange upon which the Shares may be listed. The Company covenants that all Shares which may be issued upon the exercise of the purchase rights represented by this Warrant Certificate will, upon due exercise of the purchase rights represented by this Warrant Certificate and payment in full for such Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
Except as set out in this Warrant Certificate or otherwise to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant Certificate against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Shares upon the exercise of this Warrant Certificate and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents required to be obtained by the Company from any public regulatory body having jurisdiction over the Company, as may be, necessary to enable the Company to perform its obligations under this Warrant Certificate.
8.U.S. Securities Laws Matters
(1)The Holder, by acceptance of this Warrant Certificate, agrees to comply in all respects with the provisions of this Section 8 and the restrictive legend requirements set forth on the face of this Warrant Certificate and further agrees that such Holder shall not offer, sell or otherwise dispose of these Warrants or any Shares to be issued upon exercise of these Warrants except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). Any certificate representing Shares issued upon exercise of these Warrants, or if the Shares are entered into a direct registration or other electronic book-entry only system and the Holder does not directly receive a certificate representing the Shares issued upon exercise of these Warrants, the written notice confirming issuance thereof, will bear the following legend:
THESE SECURITIES HAVE NOT AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO REGISTRATION UNDER THE U.S. SECURITIES ACT, OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND, IN EACH CASE, IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE OF EXEMPTION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.”
(2)In connection with the issuance of this Warrant Certificate, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant Certificate as follows:
(a)The Holder is either (i) a “qualified institutional buyer”, as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “U.S. Securities Act”), or (ii) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant Certificate and the Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant Certificate or the Shares, except pursuant to sales registered or exempted under the Securities Act.
(b)The Holder understands and acknowledges that this Warrant Certificate and the Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(c)The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant Certificate and the Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.
(d)The Holder is resident only at the address appearing on the face page of this Warrant and is acquiring the Warrants as principal for its own account and not for the benefit of any other person.
9.Adjustment of Subscription and Purchase Rights:
(1)Adjustments:
(a)The Exercise Price and the number of Shares issuable upon exercise of the Warrants shall be subject to adjustment from time to time in the events and in the manner provided as follows.
(b)If at any time during the Adjustment Period, the Company shall:
(i)fix a record date for the issue of, or issue, Shares or Convertible Securities to the holders of outstanding Shares by way of a stock dividend;
(ii)fix a record date for the distribution to, or make a distribution to, the holders of outstanding Shares payable in Shares or Convertible Securities;
(iii)subdivide, redivide or change the outstanding Shares into a greater number of Shares; or
(iv)consolidate, combine or reduce the outstanding Shares into a lesser number of Shares,
(any such event being hereinafter referred to as a “Common Share Reorganization”), the Exercise Price shall be adjusted on the earlier of the record date on which holders of Shares are determined for the purposes of the Common Share Reorganization and the effective date of the Common Share Reorganization to the amount determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction:

(A)the numerator of which shall be the number of Shares outstanding on such record date or effective date, as the case may be, before giving effect to such Common Share Reorganization; and
(B)the denominator of which shall be the number of Shares which will be outstanding immediately after giving effect to such Common Share Reorganization (including in the case of a distribution of Convertible Securities, the number of Shares that would be outstanding had such securities been exchanged for or converted into Shares on such date).
To the extent that any adjustment in the Exercise Price occurs pursuant to this subsection 9(1)(b) as a result of the fixing by the Company of a record date for the distribution of Convertible Securities, the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange or conversion right to the Exercise Price which would then be in effect based upon the number of Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.
(c)If at any time during the Adjustment Period the Company shall fix a record date for the issue or distribution to the holders of all or substantially all of the outstanding Shares of rights, options or warrants pursuant to which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue (such period being the “Rights Period”), to subscribe for or purchase Shares or Convertible Securities at a price per Share to the holder (or in the case of Convertible Securities, at an exchange or conversion price per Share) at the date of issue of such securities of less than 95% of the Current Market Price of the Shares on such record date (any of such events being called a “Rights Offering”), the Exercise Price shall be adjusted effective immediately after the record date for such Rights Offering to the amount determined by multiplying the Exercise Price in effect on such record date by a fraction:
(i)the numerator of which shall be the aggregate of
(A)the number of Shares outstanding on the record date for the Rights Offering, plus
(B)the quotient determined by dividing:
(I)either: (a) the product obtained by multiplying the number of Shares offered during the Rights Period pursuant to the Rights Offering by the price at which such Shares are offered, or, (b) the product obtained by multiplying the exchange, exercise or conversion price of the securities so offered by the maximum number of Shares which the holders of securities offered pursuant to the Rights Offering are entitled to receive upon the exchange, exercise, or conversion of Convertible Securities, as the case may be, by
(II)the Current Market Price of the Shares as of the record date for the Rights Offering; and
(ii)the denominator of which shall be the aggregate of the number of Shares outstanding on such record date plus the number of Shares offered pursuant to the Rights Offering (including in the case of the issue or distribution of

Convertible Securities, the maximum number of Shares into which such Convertible Securities may be exchanged, exercised or converted),
If by the terms of the rights, options, or warrants referred to in this subsection 9(1)(c), there is more than one purchase, conversion or exchange price per Share, the aggregate price of the total number of additional Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the Convertible Securities so offered, shall be calculated for purposes of the adjustment on the basis of the lowest purchase, conversion or exchange price per Share, as the case may be. Any Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any such calculation. Such adjustment shall be made successively whenever such a record date is fixed.
To the extent that any adjustment in the Exercise Price occurs pursuant to this subsection 9(1)(c) as a result of the fixing by the Company of a record date for the issue or distribution of rights, options or warrants referred to in this subsection 9(1)(c), the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange, conversion or exercise right to the Exercise Price which would then be in effect based upon the number of Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right.
(d)If at any time during the Adjustment Period there shall occur:
(i)a direct or indirect reclassification, reorganization or redesignation of the Shares, any change of the Shares into other shares or securities or any other capital reorganization involving the Shares other than a Common Share Reorganization in one or more related transactions;
(ii)a direct or indirect consolidation, amalgamation or merger of the Company with or into any other body corporate which results in a reclassification or redesignation of the Shares or a change of the Shares into other shares or securities in one or more related transactions, including the Transaction; or
(iii)the direct or indirect transfer, sale, assignment, conveyance or other disposition of all or substantially all of the assets of the Company to another company, entity or person in one or a series of related transactions;
(any of such events being herein called a “Capital Reorganization”), after the effective date of the Capital Reorganization the Holder shall be entitled to receive, and shall accept, for the same aggregate consideration, upon exercise of the Warrants, in lieu of the number of Shares which the Holder was theretofore entitled to purchase or receive upon the exercise of the Warrants, the kind and aggregate number of Shares and other securities or property resulting from the Capital Reorganization which the Holder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which the Holder was theretofore entitled to purchase or receive upon the exercise of the Warrants. If necessary, as a result of any Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Warrant Certificate with respect to the rights and interest thereafter of the Holder to the end that the provisions of this Warrant Certificate shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the exercise of this Warrant Certificate.

(e)If at any time during the Adjustment Period any adjustment or readjustment in the Exercise Price shall occur pursuant to the provisions of subsections 9(1)(b), 9(1)(c), 9(1)(d) or 9(1)(f) hereof, then the number of Shares purchasable upon the subsequent exercise of the Warrants shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Exercise Price.
(f)If at any time during the Adjustment Period the Company shall fix a record date for the issue or distribution to the holders of the Shares of:
(i)shares of the Company of any class other than Shares;
(ii)rights, options or warrants to acquire Shares or securities exchangeable or exercisable for or convertible into Shares (other than pursuant to a Rights Offering);
(iii)evidences of indebtedness of the Company; or
(iv)any property or assets of the Company;
and if such issue or distribution does not constitute a Common Share Reorganization, a Rights Offering or a Capital Reorganization (any of such non-excluded events being herein called a “Special Distribution”), the Exercise Price shall be adjusted effective immediately after the record date for the Special Distribution so that it shall equal the amount determined by multiplying the Exercise Price in effect on the record date for the Special Distribution by a fraction:
(A)the numerator of which shall be the difference between:
(I)the product of the number of Shares outstanding on such record date multiplied by the Current Market Price of the Shares on such record date; less the excess, if any,
(II)the fair value, as determined by the directors of the Company, to the holders of the Shares of the shares, rights, options, warrants, evidences of indebtedness or property or assets to be issued or distributed in the Special Distribution; and
(B)the denominator of which shall be the product obtained by multiplying the number of Shares outstanding on such record date by the Current Market Price of the Shares on such record date.
Any Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of such calculation. To the extent that any adjustment in the Exercise Price occurs pursuant to this subsection 9(1)(f) as a result of the fixing by the Company of a record date for the issue or distribution of rights, options or warrants to acquire Shares or securities exchangeable or exercisable for or convertible into Shares referred to in this subsection 9(1)(f), the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange, exercise or conversion right to the amount which would then be in effect if the fair market value had been determined on the basis of the number of Shares issued and remaining issuable immediately after such expiry, and shall be further readjusted in such manner upon the expiry of any further such right.

(2)Rules: The following rules and procedures shall be applicable to adjustments made pursuant to subsection 9(1) hereof.
(a)Subject to the following provisions of this subsection 9(2), the adjustments provided for in subsection 9(1) hereof are cumulative, and shall be made successively whenever an event referred to therein shall occur.
(b)The purpose and intent of the adjustments provided in subsection 9(1) hereof is to ensure that the rights and obligations of the Holder are neither diminished nor enhanced as a result of any if the events set forth herein. Accordingly, the adjustment provisions of this Warrant Certificate shall be interpreted and applied in accordance with such purpose and intent.
(c)All calculations shall be made to the nearest one one-hundredth of a Share.
(d)No adjustment in the Exercise Price shall be required unless such adjustment would result in a change of at least one per cent (1%) of the Exercise Price in effect immediately prior to such adjustment, and no adjustment shall be made in the number of Shares purchasable or issuable on the exercise of the Warrants unless it would result in a change of at least one one-hundredth of a Share; provided, however, that any adjustments which, except for the provision of this subsection 9(2)(d), would otherwise have been required to be made shall be carried forward and taken into account in any subsequent adjustment. Notwithstanding any other provision of subsection 9(1) hereof, no adjustment of the Exercise Price shall be made which would result in an increase in the Exercise Price or a decrease in the number of Shares issuable upon the exercise of the Warrants (except in respect of the Common Share Reorganization described in subsection 9(1)(b)(iv) hereof or a Capital Reorganization described in subsection 9(1)(d)(ii) hereof).
(e)No adjustment in the Exercise Price or in the number or kind of securities purchasable upon the exercise of this Warrant shall be made in respect of any event described in Section 9 hereof if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had exercised the Warrants evidenced hereby for Shares prior to the effective date or record date of such event.
(f)No adjustment in the Exercise Price or in the number of Shares purchasable upon the exercise of the Warrants shall be made pursuant to subsection 9(1) hereof in respect of the issue from time to time of Shares pursuant to this Warrant Certificate or similar Warrant certificates issued on the date hereof, pursuant to common share purchase warrants, compensation warrants or compensation options or pursuant to any stock option, stock purchase or stock bonus plan in effect from time to time for directors, officers or employees of the Company and/or any subsidiary of the Company and any such issue, and any grant of options in connection therewith, shall be deemed not to be a Common Share Reorganization, a Rights Offering nor any other event described in subsection 9(1) hereof.
(g)If at any time during the Adjustment Period the Company shall take any action affecting the Shares, other than an action described in subsection 9(1) hereof, which would have an adverse effect upon the rights of the Holder, either or both the Exercise Price and the number of Shares purchasable upon exercise of the Warrants shall be adjusted in such manner and at such time by action by the directors, in their sole discretion, determined to be equitable in the circumstances, subject to the requisite approval of the Exchange, if applicable. Failure of the taking of action by the directors so as to provide for an adjustment prior to the effective date of any action by the Company affecting the Shares shall be deemed to be conclusive evidence that the directors have determined that it is equitable to make no adjustment in the circumstances.
(h)Any adjustment pursuant to subsection 9(1) hereof shall be subject to any required prior approvals of the Exchange upon which the Shares are listed, if applicable.
(i)If the Company shall set a record date to determine holders of Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such holders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Price or the number of Shares purchasable upon exercise of the Warrants shall be required by reason of the setting of such record date.
(j)In any case in which the Warrants shall require that an adjustment shall become effective immediately after a record date for an event referred to in subsection 9(1) hereof, the Company may defer, until the occurrence of such event:
(i)issuing to the Holder, to the extent that the Warrants are exercised after such record date and before the occurrence of such event, the additional Shares issuable upon such exercise by reason of the adjustment required by such event; and
(ii)delivering to the Holder any distribution declared with respect to such additional Shares after such record date and before such event;
provided, however, that the Company shall deliver to the Holder an appropriate instrument evidencing the right of the Holder, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price and the number of Shares purchasable upon the exercise of the Warrants and to such distribution declared with respect to any such additional Shares issuable on this exercise of the Warrants.
(k)In the absence of a resolution of the directors fixing a record date for a Rights Offering, the Company shall be deemed to have fixed as the record date therefor the date of the issue of the rights, options or warrants issued pursuant to the Rights Offering.
(l)If a dispute shall at any time arise with respect to adjustments of the Exercise Price or the number of Shares purchasable upon the exercise of the Warrants, such disputes shall be conclusively determined by the auditors of the Company or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the directors and any such determination shall be conclusive evidence of the correctness of any adjustment made pursuant to subsection 9(1) hereof and shall be binding upon the Company and the Holder.
(m)As a condition precedent to the taking of any action which would require an adjustment pursuant to subsection 9(1) hereof, including the Exercise Price and the number or class of Shares or other securities which are to be received upon the exercise thereof, the Company shall take any action which may, in the opinion of counsel to the Company, be necessary in order that the Company has reserved and there will remain unissued out of its authorized capital a sufficient number of Shares for issuance upon the exercise of the Warrants evidenced hereby, and that the Company may validly and legally issue as fully paid and non-assessable shares all of the Shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions of this Warrant Certificate.

(3)Notice of Adjustment: At least 10 Business Days prior to any record date or effective date, as the case may be, for any event which requires or might require an adjustment in any of the rights of the Holder under the Warrants, including the Exercise Price and the number of Shares which are purchasable under the Warrants, the Company shall deliver to the Holder a certificate of the Company specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment. In case any adjustment for which a notice in this subsection 9(3) has been given is not then determinable, the Company shall promptly after such adjustment is determinable, deliver to the Holder a certificate providing the calculation of such adjustment. The Company hereby covenants and agrees that the register of transfers and transfer books for the Shares will be open, and that the Company will not take any action which might deprive the Holder of the opportunity of exercising the rights of subscription contained in this Warrant Certificate, during such 10 Business Day period.
10.Limitations on Exercises:
(1)The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation, except to the extent the Holder relies on a number of outstanding Shares that was provided by the Company. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation, except to the extent the Holder relies on the number of outstanding Shares that was provided by the Company. For purposes of this Section 2(e), in determining the number of outstanding Shares, a Holder may rely on the number of outstanding Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the

Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Shares outstanding. Upon the written request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares issuable upon exercise of this Warrant. The Holder, upon written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. If the Warrant is unexercisable as a result of the Holder’s Beneficial Ownership Limitation, no alternate consideration is owing to the Holder.
11.Consolidation and Amalgamation:
(1)The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation, limited liability company, or other person (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction, the Company and the successor corporation shall have executed such written instruments and done such things as the Company, acting reasonably, considers necessary or advisable to establish that upon the consummation of such transaction:
(a)the successor corporation will have assumed all the covenants and obligations of the Company under this Warrant Certificate, and
(b)the Warrants and the terms set forth in this Warrant Certificate will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Warrant Certificate.
(2)Whenever the conditions of subsection 11(1) hereof shall have been duly observed and performed, the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Company under this Warrant Certificate in the name of the Company or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Company may be done and performed with like force and effect by the like directors or officers of the successor corporation.
(3)The Warrants represented by this Warrant Certificate will be subject to the Fixed Share Arrangement and the Transaction. For the avoidance of doubt, following the closing of the Transaction, the Holder shall thereafter be entitled to receive, upon exercise of the Warrants, such number of Canopy Shares as the Holder would have been entitled to receive in accordance with the terms of the Fixed Share Arrangement Agreement had the Holder exercised the Warrants prior to the closing of the Transaction.

12.Transferability: This Warrant Certificate is neither transferable nor assignable by either party, provided that the Holder may, upon the occurrence on or following the Put Notice Date, transfer or assign its right or interest in the Warrants to Canopy or Canopy USA by delivering a duly completed transfer notice as set out in Appendix C hereto to the Company.
13.No Obligation to Purchase; Limitation of Liability: Nothing herein contained or done pursuant hereto shall obligate the Holder to subscribe for, or for the Company to issue, any Shares except those Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein. Nothing herein contained or done pursuant hereto shall obligate the Holder to subscribe for, or for the Company to issue, any Shares except those Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant Certificate to purchase Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant Certificate.
14.Further Assurances; Remedies: The Company hereby covenants and agrees that it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all and every such other act, deed and assurance as the Holder shall reasonably require for the better accomplishing and effectuating of the intentions and provisions of this Warrant Certificate.
15.Time of Essence: Time shall be of the essence of this Warrant Certificate.
16.Governing Laws: This Warrant Certificate shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
17.Notices: All notices or other communications to be given under this Warrant Certificate shall be delivered by hand or by email and, if delivered by hand, shall be deemed to have been given on the delivery date and, if sent by email, on the date of transmission if sent before 4:00 p.m. (Toronto time) on a Business Day or, if such day is not a Business Day, on the first Business Day following the date of transmission.
Notices to the Company shall be addressed to:
Acreage Holdings, Inc.

Acreage Holdings, Inc.
[-]

Notices to the Holder shall be addressed to the address of the Holder set out in this Warrant Certificate
The Company or the Holder may change its address for service by notice in writing to the other of them specifying its new address for service under this Warrant Certificate.
18.Severability: If any one or more of the provisions or parts thereof contained in this Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom.
19.Language: The parties hereto acknowledge and confirm that they have requested that this Warrant Certificate as well as all notices and other documents contemplated hereby be drawn up in the English language. Les parties aux présentes reconnaissent et confirment qu’elles ont exigé que le présent certificat ainsi que tous les avis et documents qui s’y rattachent soient rédigés en langue anglaise.

20.Non-Waiver and Expenses: No course of dealing or any delay or failure to exercise any right hereunder on the part of any party shall operate as a waiver of such right or otherwise prejudice such party’s rights, powers or remedies. Without limiting any other provision of this Warrant Certificate, if either party hereto willfully and knowingly fails to comply with any provision of this Warrant Certificate, which results in any material damages to the other party hereto, as determined pursuant to a final non-appealable judgment by a court of competent jurisdiction, such party shall pay to the other party such amounts as shall be sufficient to cover any reasonable costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the other party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.
21.Amendment: This Warrant Certificate may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder. Notwithstanding the foregoing, from time to time the Company may modify the terms and conditions hereof for any purpose not inconsistent with the terms hereof, including the correction or rectification of any ambiguities, defective provisions, errors or omissions herein.
22.Electronic Execution. The electronic signature of this Warrant Certificate is intended to authenticate this document and to have the same force and effect as a manual signature. Electronic signature means any electronic symbol, or process attached to or logically associated with a record and executed and adopted by the Company with the intent to sign such record, including email electronic signatures or DocuSign. Delivery of an executed copy of this Warrant Certificate by electronic transmission constitutes valid and effective delivery.

APPENDIX B
TO:    ACREAGE HOLDINGS, INC.
SUBSCRIPTION FORM
The undersigned hereby subscribes for___________ Class E subordinate voting shares (“Shares”) of Acreage Holdings, Inc. (the “Company”) (or such other number of Shares or other securities to which such subscription entitles the undersigned in lieu thereof or in addition thereto) pursuant to the provisions of the warrant certificate (the “Warrant Certificate”) dated as of the 5th day of June, 2024 issued by the Company to the Holder (as defined in the Warrant Certificate) at the Exercise Price of $______ per Share and on and subject to the other terms and conditions specified in the Warrants and encloses herewith a certified cheque, bank draft or money order in lawful money of the United States payable to the Company or has transmitted same day funds in lawful money of the United States by wire to such account as the Company directed the undersigned in full payment of the subscription price for such number of Shares hereby subscribed for.
The undersigned is either (i) a “qualified institutional buyer”, as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “U.S. Securities Act”), or (ii) an “accredited investor”, as such term is defined in Rule 501(a) promulgated under the U.S. Securities Act.
The undersigned hereby acknowledges that the undersigned is aware that the Shares received on exercise will be subject to restrictions on resale under applicable securities legislation. The undersigned hereby further acknowledges that the Company will rely upon the undersigned’s confirmations, acknowledgements and agreements set forth herein, and agrees to notify the Company promptly in writing if any of its representations or warranties herein ceases to be accurate or complete.
The undersigned hereby directs that the Shares subscribed for be registered and delivered as follows:

Name in Full	Email	Address (include Postal/Zip Code)	Number of Shares

DATED this _____ day of ____________, 20__.

[INSERT HOLDER]

By:

APPENDIX C

TRANSFER FORM

TO:    ACREAGE HOLDINGS, INC. (the “Company”)

FOR VALUE RECEIVED, the undersigned transferor hereby sells, assigns and transfers unto

(Transferee)

(Address)

the Warrants registered in the name of the undersigned transferor represented by the attached Warrant Certificate.

The new Warrant Certificate representing the Warrants transferred hereby (please check one):

(a)      should be sent by first class mail to the following address:

(b)      should be held for pick up at the office of the Company at which the Warrant Certificate is deposited.

THE UNDERSIGNED TRANSFEROR HEREBY CERTIFIES AND DECLARES that the Warrants are being transferred in compliance with the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), including Regulation S thereunder, and are not being offered, sold or transferred to, or for the account or benefit of, a “U.S. person” (as defined in Regulation S under the U.S. Securities Act) or a person within the United States unless (i) registered under the U.S. Securities Act and any applicable state securities laws or (ii) an exemption from such registration is available.

    DATED this                    day of                          ,             .

    Signature of Registered Holder        Signature Guarantee
    (Transferor)

    Print name of Registered Holder

    Address

NOTE:     The signature on this Transfer Form must correspond with the name as recorded on the face of the Warrant Certificate in every particular without alteration or enlargement or any change whatsoever or this Transfer Form must be signed by a duly authorized trustee, executor, administrator, or attorney of the Holder or a duly authorized signing officer in the case of a corporation. If this Transfer Form is signed by any of the foregoing, or any person acting in a fiduciary or representative capacity, the Warrant Certificate must be accompanied by evidence of authority to sign.